Press Release

Contact Information:

Ascend Acquisition Corporation	Investor Relations:
Don K. Rice, Chairman and CEO	Crocker Coulson, President
Phone: 610-519-1336	CCG Investor Relations
Don@ascendgrowth.com	Phone: 646-213-1915
Crocker.coulson@ccgir.com

FOR IMMEDIATE RELEASE

e.PAK Resources (S) Pte. Ltd. Triples Manufacturing Capacity

Strong Demand in China Drives Expansion

Wayne, PA and Austin, TX – October 31, 2007 – Ascend Acquisition Corp. (“Ascend”) (OTC BB: ASAQ, ASAQU, ASAQW), a specified purpose acquisition company, announced today that its proposed business combination target, e.PAK Resources (S) Pte. Ltd. (“ePAK”), a privately held, full-service supplier of semiconductor transfer and handling products, expanded manufacturing space at its state-of-the-art manufacturing facility in Southern China.

The expansion nearly tripled manufacturing space at its facility in Shenzhen, China to approximately 600,000 square feet from just over 200,000 square feet and was completed in September. The decision to increase capacity was in response to strong demand in China, the fastest growing semiconductor manufacturing region in the world. Based on data from CCID Consulting, China’s integrated circuit (“IC”) industry generated RMB 100.6 billion (US $13.4 billion) in sales revenue in 2006, up 43.3% from 2005. Over the same time period, the number of ICs produced increased 36.2%. This growth is expected to continue as more and more multinational semiconductor companies establish operations in the region.

“The new capacity will provide ePAK with greater resources to meet strong demand and assist our customers in realizing their time critical revenues,” said Steve Dezso, ePAK’s CEO. “Our ability to expand our business has been constrained by the cash flow generated from our sales growth, all of which has been reinvested into the business. While our cash generation has been substantial and grows month to month, exceptional customer demand for our products continues to outstrip our cash resources. Upon closing of the business combination with Ascend, we will have the capital we need to make additional investments in our cleanrooms, precision cleaning lines and high purity manufacturing infrastructure.”

ePAK’s Shenzhen facility holds ISO 9001:2000 and ISO 14001 certifications and performs precision injection molding, extrusion, vacuum forming, submicron cleaning, assembly and materials compounding. ePAK continues to expand and qualify manufacturing processes phase by phase as it utilizes the added manufacturing space now available. Customer audit and qualification visits continue to accelerate resulting in over 10 new customer qualifications for the Company’s high purity manufacturing and cleaning process in August alone.

In July 2007, Ascend entered into a definitive agreement to acquire ePAK. Upon completion of the transaction, which is expected in the first quarter of 2008, the resulting public company will be domiciled in Bermuda and renamed ePAK International Ltd. It is expected that ePAK International’s common stock and warrants will trade on the NASDAQ Global Market.

About e.PAK Resources (S) Pte. Ltd.

ePAK is a full-service designer, manufacturer and supplier of precision engineered products and solutions for the automated transport and handling of semiconductor and electronic devices. ePAK’s product areas include front-end wafer handling, back-end IC transport, and end-system sub-assembly handling. The Company’s products are sold globally to top tier global customers including semiconductor companies, system OEMs, and IC assembly and test operations. The company’s low cost, large-scale manufacturing operations in Shenzhen, the People’s Republic of China (“PRC”) are centrally located to the semiconductor industry. ePAK's corporate headquarters is in Austin, Texas and the Company maintains nine sales and applications engineering offices worldwide.

About Ascend Acquisition Corporation

Ascend Acquisition Corp. was formed on December 5, 2005 for the purpose of effecting a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business. Ascend’s registration statement for its initial public offering was declared effective on May 11, 2006 and the offering closed on May 22, 2006, generating net proceeds of approximately $38.5 million from the sale of 6.9 million units, including the full exercise of the underwriters’ over-allotment option and the sale of 166,667 units to the Ascend’s Chairman and CEO, Don K. Rice. Each unit was comprised of one share of Ascend common stock and two warrants, each with an exercise price of $5.00. As of June 30, 2007, Ascend held approximately $40.0 million in a trust account maintained by an independent trustee, which will be released to Ascend upon the consummation of the business combination.

Additional Information

The parties intend to file with the SEC a registration statement and proxy statement under Form S-4 and F-4 in connection with the proposed acquisition of ePAK and reincorporation of Ascend in Bermuda. STOCKHOLDERS OF ASCEND AND OTHER INTERESTED PERSONS ARE ADVISED TO READ, WHEN AVAILABLE, THE FINAL PROSPECTUS AND DEFINITIVE PROXY STATEMENT IN CONNECTION WITH THE TRANSACTIONS AND THE SOLICIATION OF PROXIES FOR THE SPECIAL MEETING OF ASCEND’S STOCKHOLDERS BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

The final prospectus and definitive proxy statement will be mailed to Ascend’s stockholder as of a record date to be established for voting on the acquisition and redomestication. These documents also will be available without charge online at the Securities and Exchange Commission's Internet site (http://www.sec.gov) and by mail through requests to Ascend Acquisition Corp., 435 Devon Park Drive, Bldg. 400 Wayne, PA 19087, Attention: T. Anderson.

Stockholders and other interested persons can also read Ascend’s final prospectus, dated May 11, 2006, for a description of the security holdings of Ascend’s directors and officers and of EarlyBirdCapital, Inc., the underwriters of Ascend’s initial public offering, and their respective interests in the successful consummation of the proposed transactions.

FORWARD LOOKING STATEMENTS

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about Ascend, ePAK and their combined business after completion of the proposed business combination. These forward-looking statements are based on current expectations and projections about future events. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about us that may cause actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "would," "expect," "plan," "anticipate," "believe," "estimate," "continue," or the negative of such terms or other similar expressions. Factors that might cause or contribute to such a discrepancy include, but are not limited to, Ascend’s ability to effect a business combination, ePAK’s ability to grow future revenues and earnings, changes in demand for ePAK’s products, market acceptance of the ePAK’s products, changes in the laws of the People’s Republic of China that affect ePAK’s operations, and other factors that may be detailed from time to time in Ascend’s filings with the United States Securities and Exchange Commission and other regulatory authorities.

Contact Information:

Ascend Acquisition Corporation

Don K. Rice, Chairman and CEO Phone: 610-519-1336

don@ascendgrowth.com

www.ascendgrowth.com

ePAK International Inc.

Steve Dezso, CEO

Phone: 512-231-8083

steve.dezso@epak.com

www.epak.com

Investor Relations:

Crocker Coulson, President

CCG Investor Relations

Phone: 646-213-1915

crocker.coulson@ccgir.com

www.ccgir.com

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